Exhibit 10.2

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this "Fifth Amendment") is made and entered into as of August 11, 2022 (the “Effective Date”), by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation ("Landlord"), and NKARTA, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A. Landlord and Tenant entered into that certain Lease dated May 29, 2018 (the "Original Lease"), as amended by that certain First Amendment to Lease dated April 24, 2019 (the "First Amendment"), that certain Second Amendment to Lease dated May 5, 2020 (the "Second Amendment"), that certain Third Amendment to Lease dated January 14, 2021 (the "Third Amendment"), and that certain Fourth Amendment to Lease dated October 19, 2021 (the “Fourth Amendment” and together with the Original Lease, the First Amendment, the Second Amendment, and the Third Amendment, the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises containing approximately 42,145 rentable square feet (collectively, the "Premises") consisting of (i) that certain space containing 7,163 rentable square feet commonly known as Suite 102 (“Suite 102”) on the first (1st) floor of the building located at 6000 Shoreline Court, South San Francisco, California ("Building"), (ii) that certain space consisting of approximately 1,553 rentable square feet of space commonly known as Suite 201 on the second (2nd) floor of the Building, (iii) that certain space consisting of approximately 4,048 rentable square feet of space commonly known as Suite 203 on the second (2nd) floor of the Building, (iv) that certain space consisting of approximately 13,772 rentable square feet of space commonly known as Suite 204 (“Suite 204”) on the second (2nd) floor of the Building, (v) that certain space consisting of approximately 7,534 rentable square feet of space in Suite 325 (“Suite 325”) on the third (3rd) floor of the Building, and (vi) that certain space consisting of approximately 8,075 rentable square feet of space in Suite 104 (“Suite 104”) on the first (1st) floor of the Building.

B. Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fifth Amendment.
2.
Lease Term. Notwithstanding any provision to the contrary contained in the Lease, the term of Tenant's lease with respect to Suite 102, Suite 204, Suite 325 and Suite 104 (i.e., the entire Premises (excluding the Third Expansion Premises (as that term is defined in the Third Amendment) which shall terminate pursuant to the terms of the Third Amendment)) shall be extended for a period of eighteen (18) months, expiring on July 31, 2030 (the "New Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition, provided that, the foregoing shall not relieve Landlord of any of its maintenance, repair or replacement obligations under the Lease, if any. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also

Exhibit 10.2

acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant's business
3.
Base Rent.
3.1.
Third Expansion Premises. Notwithstanding anything to the contrary in the Lease Tenant shall continue to pay to Landlord monthly installments of Base Rent for the Third Expansion Premises in accordance with the terms of the Third Amendment.
3.2.
Suite 102. Commencing retroactively as of July 1, 2022, the Base Rent schedule applicable to Suite 102 shall be replaced with the Base Rent schedule set forth below, and Tenant shall otherwise pay Base Rent in accordance with the terms of the Lease. In connection with the foregoing, as Tenant has paid Base Rent for the months of July 2022 and August 2022, concurrently with Tenant’s execution of this Fifth Amendment Tenant shall pay to Landlord an amount equal to the difference between the original Base Rent amount due for Suite 102 for such months and the Base Rent due and owing pursuant to the replacement Base Rent schedule below.

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
July 1, 2022 – May 31, 2023	N/A	$54,796.95	$7.65
June 1, 2023 – May 31, 2024	$680,578.12	$56,714.84	$7.92
June 1, 2024 – May 31, 2025	$704,398.35	$58,699.86	$8.19
June 1, 2025 – May 31, 2026	$729,052.30	$60,754.36	$8.48
June 1, 2026 – May 31, 2027	$754,569.13	$62,880.76	$8.78
June 1, 2027 – May 31, 2028	$780,979.05	$65,081.59	$9.09
June 1, 2028 – May 31, 2029	$808,313.31	$67,359.44	$9.40
June 1, 2029 – May 31, 2030	$836,604.28	$69,717.02	$9.73
June 1, 2030 – July 31, 2030	N/A	$72,157.12	$10.07

Exhibit 10.2

3.3.
Suite 204. Commencing retroactively as of July 1, 2022, the Base Rent schedule applicable to Suite 204 shall be replaced with the Base Rent schedule set forth below, and Tenant shall otherwise pay Base Rent in accordance with the terms of the Lease. In connection with the foregoing, as Tenant has paid Base Rent for the months of July 2022 and August 2022, concurrently with Tenant’s execution of this Fifth Amendment Tenant shall pay to Landlord an amount equal to the difference between the original Base Rent amount due for Suite 204 for such months and the Base Rent due and owing pursuant to the replacement Base Rent schedule below.

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
July 1, 2022 – April 30, 2023	N/A	$105,355.80	$7.65
May 1, 2023 – April 30, 2024	$1,308,519.04	$109,043.25	$7.92
May 1, 2024 – April 30, 2025	$1,354,317.20	$112,859.77	$8.19
May 1, 2025 – April 30, 2026	$1,401,718.30	$116,809.86	$8.48
May 1, 2026 – April 30, 2027	$1,450,778.44	$120,898.20	$8.78
May 1, 2027 – April 30, 2028	$1,501,555.69	$125,129.64	$9.09
May 1, 2028 – April 30, 2029	$1,554,110.14	$129,509.18	$9.40
May 1, 2029 – April 30, 2030	$1,608,503.99	$134,042.00	$9.73
May 1, 2030 – July 31, 2030	N/A	$138,733.47	$10.07
3.4.
Suite 325. Commencing retroactively as of July 1, 2022, the Base Rent schedule applicable to Suite 325 shall be replaced with the Base Rent schedule set forth below, and Tenant shall otherwise pay Base Rent in accordance with the terms of the Lease. In connection with the foregoing, as Tenant has paid Base Rent for the months of July 2022 and August 2022, concurrently with Tenant’s execution of this Fifth Amendment Tenant shall pay to Landlord an amount equal to the difference between

Exhibit 10.2

the original Base Rent amount due for Suite 325 for such months and the Base Rent due and owing pursuant to the replacement Base Rent schedule below.

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
July 1, 2022 – January 12, 2023	N/A	$57,635.10	$7.65
January 13, 2023 – January 12, 2024	$715,827.94	$59,652.33	$7.92
January 13, 2024 – January 12, 2025	$740,881.92	$61,740.16	$8.19
January 13, 2025 – January 12, 2026	$766,812.79	$63,901.07	$8.48
January 13, 2026 – January 12, 2027	$793,651.23	$66,137.60	$8.78
January 13, 2027 – January 12, 2028	$821,429.03	$68,452.42	$9.09
January 13, 2028 – January 12, 2029	$850,179.04	$70,848.25	$9.40
January 13, 2029 – January 12, 2030	$879,935.31	$73,327.94	$9.73
January 13, 2030 – July 31, 2030	N/A	$75,894.42	$10.07
3.5.
Suite 104. Commencing retroactively as of July 1, 2022, the Base Rent schedule applicable to Suite 104 shall be replaced with the Base Rent schedule set forth below, and Tenant shall otherwise pay Base Rent in accordance with the terms of the Lease. In connection with the foregoing, as Tenant has paid Base Rent for the months of July 2022 and August 2022, concurrently with Tenant’s execution of this Fifth Amendment Tenant shall pay to Landlord an amount equal to the difference between the original Base Rent amount due for Suite 104 for such months and the Base Rent due and owing pursuant to the replacement Base Rent schedule below.

Exhibit 10.2

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
July 1, 2022 – April 30, 2023	N/A	$61,773.75	$7.65
May 1, 2023 – April 30, 2024	$767,229.98	$63,935.83	$7.92
May 1, 2024 – April 30, 2025	$794,083.02	$66,173.59	$8.19
May 1, 2025 – April 30, 2026	$821,875.93	$68,489.66	$8.48
May 1, 2026 – April 30, 2027	$850,641.59	$70,886.80	$8.78
May 1, 2027 – April 30, 2028	$880,414.04	$73,367.84	$9.09
May 1, 2028 – April 30, 2029	$911,228.53	$75,935.71	$9.40
May 1, 2029 – April 30, 2030	$943,121.53	$78,593.46	$9.73
May 1, 2030 – July 31, 2030	N/A	$81,344.23	$10.07
4.
Tenant's Share of Direct Expenses. Tenant shall continue to pay Tenant's Share of all Direct Expenses which arise or accrue with respect to the Premises in accordance with the terms of the Lease throughout the entire Lease Term (including as the same has been extended by this Fifth Amendment with respect to Suite 102, Suite 204, Suite 325 and Suite 104).
5.
Letter of Credit. Landlord and Tenant acknowledge that, in accordance with the Lease Tenant has previously delivered an L-C in the amount of $451,913.04. Notwithstanding anything in the Lease to the contrary, concurrently with Tenant’s execution of this Fifth Amendment, Tenant shall provide an L-C (via delivery of a new L-C in such amount or an amendment to the existing L-C, which shall in either event be in a form reasonably acceptable to Landlord and in conformance with the terms of the Lease) in the total amount of $775,258.04. To the extent that Tenant delivers a new, replacement L-C (rather than an amendment to the existing L-C), Landlord shall return the existing L-C within ten (10) business days following receipt of such new, replacement L-C.
6.
No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Fifth

Exhibit 10.2

Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent. The terms of this Section 6 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
7.
Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).
8.
Signatures. The parties hereto consent and agree that this Fifth Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Fifth Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Fifth Amendment electronically, and (2) the electronic signatures appearing on this Fifth Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
9.
Effectiveness of this Fifth Amendment. Landlord and Tenant each acknowledge and agree that they intend to execute, concurrent with the execution of this Fifth Amendment, a Second Amendment to Lease (the “1150 Veterans Amendment”) with regard to that certain Lease dated July 9, 2021 (as the same has been previously amended) by and between Tenant and an affiliate of Landlord, HCP BTC, LLC, a Delaware limited company, for certain premises located at 1150 Veterans Boulevard, South San Francisco, CA. Accordingly, Landlord and Tenant hereby acknowledge and agree that, notwithstanding the full execution and delivery of this Fifth Amendment by Landlord and Tenant, this Fifth Amendment is expressly conditioned upon the full execution of the 1150 Veterans Amendment (the “Condition Subsequent”). Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause the Condition Subsequent to be satisfied. The Lease shall remain unmodified and in full force and effect unless and until such time as the Condition Subsequent is satisfied, provided that in the event the Condition Subsequent is not satisfied on or before the date which is two (2) months following the Effective Date, then this Fifth Amendment shall be null and void and of no further force or effect.
10.
No Further Modification; Conflict. Except as set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the Lease and this Fifth Amendment, the terms of this Fifth Amendment shall prevail.

Exhibit 10.2

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
HCP LIFE SCIENCE REIT, INC., a Maryland corporation	NKARTA, INC., a Delaware corporation
By: /s/ Scott R. Bohn Name: Scott R. Bohn Its: Executive Vice President	By: /s/ Paul Hastings Name: Paul Hastings Date: August 10, 2022 By: Name: Date:_______________________________